Exhibit 28(h)(5)

ALERIAN MLP INCOME FUND
FORM OF EXPENSE LIMITATION AND REIMBURSEMENT AGREEMENT

AGREEMENT made the [ ] day of December, 2009 by and between The Alerian MLP Funds Trust (the “Trust”), on behalf of its series known as the Alerian MLP Income Fund (the “Fund”), and Alerian Fund Advisors, LLC (the “Advisor”):

W I T N E S S E T H:

WHEREAS, the Trust is registered as such under the Investment Company Act of 1940 (the “1940 Act”); as an open-end, management investment company; and

WHEREAS, the Advisor is registered as an investment advisor under the Investment Advisors Act of 1940, and has been retained by the Trust to serve as the investment advisor of the Fund;

NOW, THEREFORE, the parties hereto agree as follows:

1.                                       The Advisor agrees, to pay, waive or absorb the ordinary operating expenses of the Fund pursuant to this Agreement (including any fees or expense reimbursements payable to the Advisor or any affiliate of the Advisor pursuant to this Agreement or any other agreement) as may be necessary to maintain the annual rate of Operating Expenses of the Fund, excluding the investment advisory fee payable to the Advisor, at 0.15% of the Fund’s average daily net assets (the “Expense Limitation”).  For purposes of this Agreement, Operating Expenses means the ordinary operating expenses of the Fund excluding interest expense, brokerage commissions, taxes, acquired fund fees and expenses, and extraordinary expenses of the Fund.

2.                                       The Trust, on behalf of the Fund, agrees to carry forward for a period not to exceed three (3) years from the date such expense is paid, waived or absorbed by the Advisor, and to reimburse the Advisor out of assets belonging to the Fund for, any Operating Expenses of the Fund in excess of the Expense Limitation that are paid or assumed by the Advisor pursuant to this Agreement.  Such reimbursement will be made as promptly as possible, and to the maximum extent permissible, without causing Operating Expenses of the Fund for any year to exceed the Expense Limitation.

3.                                       This Agreement shall become effective on the date hereof and shall remain in effect until November 30, 2010; provided, however, that the Advisor and the Trust may continue the effectiveness of this Agreement for such additional period or periods as may be agreed to by the Advisor and the Trust.  However, this Agreement shall also terminate automatically in the event that neither the Advisor nor any affiliate of the Advisor continues to serve as investment advisor of the Fund.  Upon the termination of this Agreement, the Fund shall have no further obligation to reimburse the Advisor for any amounts pursuant to the provisions of paragraph 2 of this Agreement which have not been reimbursed on or before the date of termination of this

Agreement, except that the Fund shall be obligated to reimburse, and shall promptly make reimbursement of, the full amount of all such expenses that remain subject to reimbursement and have not been reimbursed as of the date of termination of this Agreement in the event that this Agreement terminates due to the failure of the Trust to approve or renew an investment advisory agreement with the Advisor or an affiliate of the Advisor.

4.                                       This Agreement shall be construed in accordance with the laws of the state of Delaware and the applicable provisions of the 1940 Act.  To the extent the applicable law of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

5.                                       The Declaration of Trust of the Trust states and notice is hereby given that this Agreement is not executed on behalf of the Trustees of the Trust as individuals, and the obligations of the Trust under this Agreement are not binding upon any of the Trustees, officers or shareholders of the Trust individually, but are binding only upon the assets and property of the Fund.

6.                                       This Agreement constitutes the entire agreement between the parties hereto with respect to the matters described herein.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the day and year first above written.

THE ALERIAN MLP FUNDS TRUST

By:
Title: Trustee

ALERIAN FUND ADVISORS, LLC

By:
Title: President